MAA To Present at REIT Week 2014, NAREIT's Investor Forum

MEMPHIS, Tenn., June 2, 2014 /PRNewswire/ -- MAA (NYSE: MAA) announced today that the Company will participate in a presentation to investors at REIT Week 2014, NAREIT's Investor Forum in New York, New York. The presentation will take place on Tuesday, June 3, 2014 at 4:30 p.m. ET and is expected to run approximately 30 minutes.

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A live webcast of the presentation is accessible through the "For Investors" page of MAA's website at www.maac.com and through the following link:

http://reitstream.com/reitweek2014/maa

The webcast replay will be available one hour after the conclusion of the live event through September 3, 2014.

About MAA

MAA is a self-administered real estate investment trust (REIT) and member of the S&P Mid Cap 400 index. MAA currently owns or has ownership interest in apartment communities throughout the Sunbelt region of the U.S. focused on delivering full-cycle and superior investment performance. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), +1-901-682-6600, investor.relations@maac.com